EXHIBIT 7.1

Statement Explaining How Certain Ratios Were Calculated in Annual Report

The leverage ratio of Chalco is calculated using our total debt divided by the aggregate of our total debt plus owners’ equity. Our leverage ratio was 43.5% (RMB10,869,941 divided by the sum of RMB10,869,941 and RMB14,096,085), 39.3% (RMB10,052,572 divided by the sum of RMB10,052,572 and RMB15,523,947) and 34.9%(RMB10,029,758 divided by the sum of RMB10,029,758 and RMB18,742,341) as of December 31, 2001, 2002 and 2003, respectively.